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[EL PASO ENERGY PARTNERS LOGO]                                              NEWS
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El Paso Energy Partners, L.P.
P. O. Box 2511
Houston, Texas 77252-2511



FOR IMMEDIATE RELEASE


        EL PASO ENERGY PARTNERS CLOSES $750 MILLION MIDSTREAM ACQUISITION
          AND RAISES ANNUAL DISTRIBUTION $0.10 TO $2.60 PER COMMON UNIT


HOUSTON, TEXAS, APRIL 9, 2002--El Paso Energy Partners, L.P. (NYSE:EPN) announced that it has completed its previously announced acquisition of certain Texas and New Mexico midstream assets from El Paso Corporation (NYSE:EP).

         In conjunction with the transaction closing, EPN has raised its annual distribution to $2.60 per year. This represents a 13-percent increase over the May 2001 distribution. EPN has increased its cash distributions to unitholders six times over the past nine quarters.

         The assets acquired include 10,677 miles of Texas and New Mexico natural gas transportation and gathering pipelines, primarily the 9,400-mile EPGT Texas intrastate pipeline, which has a capacity of approximately 5 billion cubic feet of natural gas per day (Bcf/d) and average throughput of 3,500 thousand dekatherms per day (MDth/d) during 2001. EPN also acquired the Waha and Carlsbad natural gas gathering systems located in the Permian Basin area of West Texas and southeast New Mexico. These systems have a combined capacity of 465 million cubic feet per day (MMcf/d) and averaged net 2001 throughput of 341 MDth/d. Additionally in this transaction, EPN acquired a 42.3-percent non-operating interest in the Indian Basin gas processing and treating plant and associated gathering lines with capacity of 240 MMcf/d.

         "This acquisition adds a significant source of new cash flow to the partnership, further diversifies our midstream asset base, and should offer new long-term internal growth opportunities in the dynamic Texas intrastate market," said Robert G. Phillips, chief executive officer of El Paso Energy Partners. "The EPGT system is the largest intrastate pipeline in Texas in terms of pipeline mileage. The system covers every region of the state except the Texas Panhandle, and offers direct connections to all the major market hubs and industrial and distribution centers in Texas. In the past year, as operator of the system



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EL PASO ENERGY PARTNERS CLOSES $750 MILLION MIDSTREAM ACQUISITION AND RAISES
ANNUAL DISTRIBUTION $0.10 TO $2.60 PER COMMON UNIT
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on behalf of El Paso's Midstream Group, we have made substantial progress in making EPGT the transportation services provider of choice for new independent power producers that are taking advantage of Texas' current electric deregulation process. While focusing on these expansion opportunities, EPGT has also maintained and enhanced its gathering, transportation, and storage services for our traditional producer, utility, and industrial customers in Texas. These new competitive services and direct access to new gas supply developments, such as the expansion of the Vicksburg Trend in South Texas, positions EPGT as the leader in the Texas natural gas market."

         El Paso Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets, including onshore and offshore natural gas and oil pipelines; offshore production platforms; natural gas storage and processing facilities, and natural gas liquids fractionation, transportation, storage and terminal assets. Visit El Paso Energy Partners on the Web at www.elpasopartners.com.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

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EL PASO ENERGY PARTNERS CLOSES $750 MILLION MIDSTREAM ACQUISITION AND RAISES
ANNUAL DISTRIBUTION $0.10 TO $2.60 PER COMMON UNIT
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CONTACTS:

     Communications and Government Affairs                Investor Relations
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     Norma F. Dunn                                        Sandra M. Ryan
     Senior Vice President                                Director
     Office: (713) 420-3750                               Office: (832) 676-5371
     Fax:    (713) 420-3632                               Fax:    (832) 676-1195